Exhibit 4. (E)


      AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                RESOURCES ACCRUED MORTGAGE INVESTORS 2 L.P.

     Amendment (this "Amendment") dated as of January 1, 2002, to the Amended and Restated Agreement of Limited Partnership of Resources Accrued Mortgage Investors 2 L.P. (the "Partnership") dated as of August 14, 1986, as amended as of March 5, 1987 and amended and restated as of May 1, 1987 and as of March 21, 1988, as amended as of January 1, 2002 (the "Partnership Agreement").

     WHEREAS, Western Real Estate Investments, LLC ("Western") has fully complied with all requirements set forth under Sections 12 and 13 of the Partnership Agreement for the substitution of Western for each of Presidio Capital Investment Company LLC, Presidio Partnership II Corp. and Bighorn Associates LLC (collectively, the "Former LPs") as a Limited Partner (as defined in the Partnership Agreement) of the Partnership, with the exception of the payment of a transfer fee which has been waived by the Managing General Partner of the Partnership.

     WHEREAS, in its capacity as the Managing General Partner of the Partnership, Maxum desires to amend the Partnership Agreement to reflect the admission of Western as the substitute Limited Partner in place of each of the Former LPs.

     NOW, THEREFORE, in consideration of the mutual promises set forth below, it is agreed that:

       1. Amendment. The Partnership Agreement is hereby amended to admit Western as a substituted Limited Partner of the Partnership in place of each of the Former LPs.

       2. Confirmation. The Partnership Agreement is deemed amended to the extent necessary to give effect to the foregoing provisions and, as so amended, is ratified, confirmed and approved in all respects.

       3. Execution and Counterparts. The terms and conditions of the Partnership Agreement not specifically amended hereby shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each and all of which shall be deemed for all purposes to be one agreement.

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.
                                    MAXUM LLC
                                    By:    /s/ Ben Farahi
                                           --------------
                                    Name:  Ben Farahi
                                    Title: Manager




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